Filed Pursuant to Rule 433
Dated June 29, 2012
Registration Statement No. 333-160487

GE Interest Plus IMPORTANT NEWS FOR CURRENT INVESTORS

During the weekend of August 11, 2012, GE Interest Plus will move to a new servicing agent. This change is being made to enhance the services we offer to investors.

Your investment account information, linked bank account information (for Quick Invest/Redemption transfers and the Wire Redemption Service) and monthly recurring investment instructions will be automatically transferred. If you are registered for eService, you will not need to re-register and you will still be able to reach us at the same toll-free number: 1-800-433-4480.

However, there will be important changes that you must be aware of to ensure a smooth transition.

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Your GE Interest Plus investment account number will change

Your investment account number will be expanded from 10 to 14 digits. Four leading numbers will be added in front of your current number. Watch your mailbox as we will be mailing you important information on this change in August.

A new checkbook will be mailed to you during the week of August 13th.

We will continue to process your old checks for a period of 60 days after the move so you don’t have to worry if checks written prior to the move have not been cashed. When you receive your new checkbook, you must destroy your old checks.

Our bank routing and transit numbers will change

Our agent bank is changing so our bank routing and transit numbers will also change. In addition, we will have different routing and transit numbers for Automated Clearing House (ACH) transfers and for wires. If you wire funds to your investment, you will need to use the new routing number. If you have authorized a payee to send or redeem funds from your investment electronically, you will need to provide those payees with the new ACH routing number and your new account number.

Our mailing addresses will change

Our mailing addresses for checks, correspondence and overnight mail will change. First class mail will be forwarded for a period of 60 days after the move but you must discontinue use of any postage paid envelopes in early August. We will provide you with the new addresses as we get closer to the move.

Filed Pursuant to Rule 433
Dated June 29, 2012
Registration Statement No. 333-160487

An enhanced eService website will be introduced, but you will not have to re-register

We’ll launch an improved experience, which will be renamed GE Capital Invest Direct. If you are currently registered for eService, you will not have to re-register. Your username and password will remain the same. You will be able to continue managing your GE Interest Plus investment through this site.

Our customer service hours will be expanded

Customer service representatives will be available 30 minutes earlier. They will be available on business days from 8:00 a.m. to 7:00 p.m. Eastern Time.

Because we will be sending you information in the coming weeks with more details on these changes, please make sure your mailing address and your email address are current so you’ll be sure to receive any communication.

Until the move, please conduct business as usual.

The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-160487] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by clicking here. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by clicking here or calling toll-free 1-800-433-4480.